Exhibit 5

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com
May 28, 2010
United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
Re:	Registration Statement for the United Community Banks, Inc. Deferred Compensation Plan
Ladies and Gentlemen:
We have acted as counsel for United Community Banks, Inc., a Georgia corporation (the “Company”), in the preparation and filing of the Form S-8 Registration Statement relating to the additional 200,000 shares of common stock, par value $1.00 per share (the “Common Stock”) and an additional $5,000,000 in aggregate amount of deferred compensation obligations (the “Obligations”), of the Company that have been authorized for possible issuance pursuant to the Company’s Deferred Compensation Plan, as amended (the “Plan”) and pursuant thereto.
In such capacity, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinion expressed herein. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
Based on and subject to the foregoing, it is our opinion that the Plan, the additional 200,000 shares of Common Stock that may be issued pursuant to and in accordance with the provisions thereof and the additional $5,000,000 in aggregate amount of Obligations that may be incurred pursuant to and in accordance with the provisions thereof, have been duly authorized by appropriate corporate actions and approved by the Board of Directors, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.

KILPATRICK STOCKTON LLP
By:	/s/ James W. Stevens
James W. Stevens, a Partner